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                                                                     Exhibit 5.1




                           JONES, DAY, REAVIS & POGUE
                                   North Point
                               910 Lakeside Avenue
                              Cleveland, Ohio 44114

                                  June 4, 1998

Gliatech Inc.
23420 Commerce Park Road
Cleveland, Ohio  44122

                  Re: Secondary Public Offering of 100,000 shares of Common Stock, $0.01 par value per share, of Gliatech, Inc.
                           ---------------------------------------------------

Gentlemen:

                  We are acting as counsel for Gliatech Inc., a Delaware corporation (the "Company"), in connection with the secondary public offering of 100,000 shares (the "Shares") of Common Stock, $0.01 par value per share, of the Company by the selling stockholder named in the Registration Statement to which this opinion is filed as Exhibit 5.1.

                  In our capacity as counsel to the Company, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 filed by the Company to effect registration of the Shares under the Securities Act of 1933, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement.

                                                  Very truly yours,

                                                  /s/ Jones, Day, Reavis & Pogue